Exhibit 99.1

SB Financial Group, Inc.

First Quarter 2019 Financial Results Conference Call and Webcast

Thursday, April 18, 2019, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Mark Klein - Chairman, President, Chief Executive Officer

Tony Cosentino - Chief Financial Officer

Jon Gathman - Senior Lending Officer

Melissa Martin - Investor Relations

PRESENTATION

Operator

Good day and welcome to the SB Financial First Quarter 2019 Financial Results Conference Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press “*“ then “1” on your touchtone phone, to withdraw your question, please press “*” then “2.” Please note that this event is being recorded.

I would now like to turn the conference over to Melissa Martin, Investor Relations of SB Financial. Please go ahead.

Melissa Martin

Good afternoon, everyone. I would like to remind you this call is being broadcast live over the internet and will be archived and available on our website at www.yoursbfinancial.com, under investor relations.

Joining me today are Mark Klein, Chairman, President and CEO, Tony Cosentino, Chief Financial Officer and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financials performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement, except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good afternoon, everyone. It’s great to have you all with us. Welcome to our first quarter 2019 conference call and webcast. Our comments today are certainly supported by the earnings release we filed this morning in light of the upcoming holiday.

Highlights for the quarter excluding the effects of our onetime temporary mortgage servicing rights impairment include net income of $2.8 million, up $300,000 or a 13.6% increase over the prior year. After the effect of the onetime mortgage portfolio impairment of $708,000, net income was $2.26 million. Adjusted return on average assets was 95 basis points down from the prior quarter of 108 basis points.

Loan balances for the quarter were $10.6 million, improving our year-over-year growth over $75 million or 10.6%. Deposits for the quarter increased over $25 million and $87 million or 10.5% year-over-year, with expenses essentially flat year-over-year. Mortgage origination volume continued to decline this quarter $51 million, down $7 million or 12% year-over-year. Asset quality metrics remained strong. SBA loan volume and sales expanded 65% over the linked quarter, but down significantly from the year ago quarter.

As we have communicated many times over our web call, our five key initiatives are revenue diversity, more scale, more scope, more services in those households, excellence in operation and intimacy with our client communications, and of course, every great performing company has great asset quality.

First, revenue diversity; this quarter, mortgage volume and loan sale gains were down 35% and 28%, respectively. Non-interest income declined to $3 million from the prior year quarter of over $4.2 million. As a result, our non-interest income to total revenue declined to 26.5% or to 1.2% of average assets from the linked quarter and 35.5% and 1.9% respectively from the year ago quarter.

Our mortgage pipeline is expanding and we expect volume to return to traditional levels across our footprint in the coming quarters and that includes our newly established LPO that we announced last quarter in Indianapolis, Indiana. Adjusting for the servicing rights impairment brings our non-interest income down to just $500,000 or 13%.

As we discussed in our fourth quarter webcast, we would announce another strategy this quarter to grow and then diversify our non-interest income. To augment our commercial and residential real estate initiatives, we recently purchased a Title Agency in the greater Columbus market. The intent is to leverage our business line to real estate activities with our own underwritten title policies, and it identifies another line of business to diversify our revenue stream while potentially improving and streamlining our closing process. We expect this business line to be profitable in the second quarter and to increase our total revenue by approximately 2% in 2019.

Our SBA production came in at $3 million with loan sale gains over $2.2 million. As a result, our loan sale gains increased to $327,000 for an improvement of nearly 11% from the linked quarter. And we’re prepared quite well now with our BDO model firmly in place to deliver a $1.2 million in loan sale gains for 2019. Our residual portfolio now stands at $12 million with a weighted yield of approximately 7.7%.

Our mortgage lending business line now includes six loan production offices with the addition of Indianapolis, as I mentioned. This is a new market for our company. And while we understand it is quite competitive, we’re confident that we can compete. We have a robust loan platform and backroom infrastructure and an experienced 20-year lender and leader to assemble a team of three to four high producers to deliver our $35 million in volume.

Our sights are set on our longer-term vision of producing $500 million annually and driving our servicing portfolio up to a $2 billion mark from today. This business line delivers us more households to service, as we have discussed for many quarters, now approaching 8,000 more loan sale gains for revenue diversity and more servicing fees for operational efficiency.

Wealth Management assets under our care of $463 million represent an increase in the quarter of over $39 million or an increase of 9.3%. This represents market growth of $29 million and new assets of $10 million. Double-digit growth drove revenue for the quarter to $734,000 or an increase of 2.4%. New talent in our growth markets and seasoned leadership are in place to drive more asset accumulation.

Our second key initiative, more scale. Organic growth delivered the scale as we grew loans and deposits to expand net interest income. Interest income expanded 18.6% over the same quarter last year, off slightly from the linked quarter. Total assets now stand at $1.021 billion and reflect the year-over-year growth of $96 million or 10.3%. Our loan growth of $10.6 million in the quarter came from each of our 10 regions with Lima and Williams County regions contracting slightly. Our leasing program continues to gain traction as we discussed a number of quarters ago.

For the quarter, we produced $714,000, bringing our balances now to $1.6 million or an increase of 81%. Net interest margin increased to $8.3 million or 8.3%, above the prior year, but down 3.2% to the linked quarter.

Deposit growth continued to fuel loan demand. This quarter, we grew deposits to $827 million, up $25 million or 3.1%. Growth in our deposit base came from lower costs core accounts of non-interest and interest DDA, savings and CDs. Year-over-year deposit growth was $79 million or 10.5% growth.

Electronic and real-time anytime banking is accelerating and we’ve launched initiatives to remain relevant in this digital space. This includes remote capture, treasury management services, mobile banking and online banking. This quarter, we also introduced our commercial career service. This deposit gathering initiative is intended to forward our limited brick-and-mortar competitive disadvantage.

Third is our strategy to develop deeper relationships. Our retail staff continues to make courtesy phone calls to clients. Our business bankers lead call blitzes and our commercial bankers and private bankers make in-person house calls. These individualized client touches are also supported with digital initiatives to customize our delivery to the target market. These initiatives include eblast, social media and digital marketing. The goal here is to continue to communicate with our clients in a manner most desirable for the client. These initiatives have enabled us to expand our client base.

This quarter, we grew our households to nearly 30,000 or an increase of 300 and an increase of 1,000 year-over-year. To ensure we can deliver the world-class service required to retain our clients, our Chief Technology Innovation Officer, Ernesto Gaytan, has not only restructured the back half of all our business lines ecosystem but has also added more talent for a deeper bench. Our dynamic referral process continues to be a differentiator for our company.

This quarter, we added over $11 million in new business from over 200 closed referrals. This performance followed on our results from 2018 which was the second highest level of referrals in our last five years.

Operational excellence is our fourth theme. With over 94% of our mortgage volume coming from new clients of state bank, we are able to increase our number of loans serviced by nearly 7,700, representing a servicing portfolio that now stands at nearly $1.1 billion and generates nearly $3 million in servicing revenue annually.

We continue to supplement our origination staff in all of our markets as we see opportunities with fringe players leaving the residential mortgage business. Our model continues to focus on the retention of clients for the long term. We believe our community banking client focus will turn the mortgage client into a full-service relationship for many years to come.

Expense levels in the quarter were very well controlled as we were flat to the prior year and down 2.6% to the linked quarter. We intend to maintain growth and expenses at a level well below revenue growth for the remainder of 2019.

And finally, asset quality; non-performing assets increased slightly to 0.42%, total past due loans at 0.23%. Net charge-offs for the quarter, $47,000. Our reserve to non-performing coverage remains top quartile in our peer group now at 204% and we continue to have great comfort with our focused and dynamic credit and loan review process.

And now for a little more depth and color on our results, I’ll turn it over to Tony Cosentino for some additional insights. Tony?

Tony Cosentino

Thanks, Mark. Good afternoon, everyone. For the quarter, as Mark indicated, we had net income of $2.2 million or $0.28 per diluted earnings per share. And as we noted, those earnings were impacted by the $700,000 temporary impairment on our mortgage servicing rights. Absent that impairment, net income of $2.8 million, up $300,000 or 14% increase. Of course, due to our capital raise we completed in the first quarter of 2018, we will have a higher average share count this year and that adjusted $0.35 is flat to the prior year quarter.

Highlights include operating revenue down 5% from the prior year; however flat when we adjust for the impairment. Loan growth up $10.6 million from December and up $75.3 million from the prior year or just under 11%.

Loan sales delivered gains of $1.5 million from mortgage, small business and agriculture. Mortgage volume, as Mark indicated, of $51 million was lower by 12% from the first quarter of 2018. And lastly, we continue to hold our non-performing assets steady with the NPA ratio at quarter end of 42 basis points.

As we look further into the margin, net interest income is up from the prior year by 8% but down just 3% to the linked quarter. End of period loan balances indicated up $75 million, an increase of 11%, with an average loan yield for the quarter of 4.9% increasing by 31 basis points in the prior year. Overall, our earning asset yield was up 37 basis points in the prior year. Obviously, augmented the balance sheet impact was the rate increases that have affected interest income this past year.

On the funding side, like all banks, we continue to experience an increase in the cost of our interest-bearing liabilities coming in at 1.2% for the quarter, up 49 basis points from the prior year, however, just up 5 basis points from the 1.15% from Q4. Net interest margin, 3.81%, was down 5 basis points from the prior year and we expect to roughly remain in this margin range for the remainder of 2019.

Total interest costs have risen 88% from the prior year as we’ve been faced with higher deposit costs, loan growth, reduced fees from mortgage loan origination and naturally the increased competitive nature of current deposit rates.

Margin income growth was driven by loan volume with total loan interest income of $9.5 million, up 16% from the prior year. $75 million of increased loan balances year-over-year is a key driver, including $11 million this quarter, supplemented by a 7% increase in our loan yield. We have a strong loan pipeline and expect loan growth for the year to match our 2018 levels.

Total non-interest income of $3 million was down from the prior year, reflecting lower mortgage volume and the temporary impairment of our mortgage servicing rights. Adjusting for the impairment, we would have reduced our year-over-year declined from 25% to 13%.

In the SBA arena, as Mark indicated, originations were down from the prior year with volume of $3 million compared to $10.6 million in the prior year quarter, because of that lower production, servicing impairment and the continued pressure on mortgage origination, fee income as a percentage of total revenue was down to 27% which would be 31% when we adjust for the impairment. The results this quarter include a small contribution from the newly acquired title agency that Mark had referenced.

Mortgage originations for the quarter, $51.4 million, were down from the prior year by $7 million or 12.1%. And for the last 12 months, we have originated $335 million in mortgage volume, which is a 5.5% annual increase. This quarter’s new purchase volume remained high at 94%, and again this quarter, we had more on-balance sheet residential activity as our clients have chosen to do more of our ARM product than our historical averages.

Total gains on sale came in at $1.2 million which was 2.7% on our total sold volume of $43.5 million. The servicing portfolio now stands at $1.09 billion, providing revenue in the quarter of $682,000 and on pace to deliver between $2.8 million and $3 million in total revenue in 2019. That servicing portfolio is increased by $89 million or 8.9% from the prior year.

Market value, as we’ve indicated of our servicing rights declined significantly this past quarter. The calculated fair value of 106 basis points was down 11 and 15 basis points from the linked and prior year quarters, respectively, and did result in the impairment we discussed.

At the quarter end, our servicing rights were $10.8 million, still up 6% from the first quarter of 2018 but down 4% from the linked quarter. Our total temporary impairment remaining is $918,000. Obviously, the change in rates late in Q1 had an impact on our servicing rights, but we do expect with the return of a more normal rate curve here in the second quarter, we would recapture a fair portion of that impairment.

Total operating expenses this quarter, $8.6 million, were flat from the prior year and compared to the linked quarter expenses were down $200,000.

The lower level of mortgage volume and SBA volume has offset the added resources we have hired as we’ve discussed in operations and risk management. As we do not anticipate further support resource growth, expense growth levels in 2019 should mirror revenue growth levels.

Now, as we turn to the balance sheet. Our loan outstandings at 331 stood at $782.5 million which was 76.6% of total assets to the company. We had loan growth of $75 million and asset growth of $96 million from the prior year and we were up $11 million and $34 million respectively from the linked quarter. Compared to the prior year, our loan book grew in every category led by residential real estate with $36 million followed by commercial at $29 million.

On the deposit side, we are up from the prior year by $79 million, which is a 10.5% growth rate and up from the linked quarter by $25.1 million or 3%. As we just discussed throughout 2018, we have been fully utilizing our balance sheet to fund our double-digit loan growth. While our loan-to-deposit ratio pulled back a bit this quarter to 95%, it is still very high for us historically. In addition, with deposit pricing rising in all of our markets, competition is elevated.

However, our interest-bearing liability costs rose at a lower rate this past quarter and we expect to continue to increase year-over-year, but at a slower rate than during this prior year.

Looking at our capital position, we finished the quarter at $131.5 million, up $8.6 million or 7% from the prior year. We continue to be pleased with the added liquidity and sponsorship of our shares after the completion of our capital raise in the first quarter of 2018. We will, however, be challenged on EPS growth in 2019 due to the full year impact of those additional 1.7 million shares. Equity to asset ratio was 12.9 at quarter end.

Discussing asset quality, total non-performing assets now stand at $4.3 million or 42 basis points of total assets. Total level of non-performing assets is up $800,000 from the prior year and up $400,000 to the linked quarter.

Included in our non-performing asset total $800,000 in accruing restructured credits which are nearly all maturity extensions and elevate our non-performing level by 8 basis points. Absent those, our total non-performing asset ratio would be just 34 basis points.

Provision expense for the quarter was zero, down from the prior year but on par with what we were in the linked quarter. We did have very small loan losses in the quarter of $47,000, just 2 basis points, and our absolute level of loan loss allowance at $8.1 million is flat from the prior year.

Due to our loan growth, allowance to total loans is now 1.04% and we continue to make steady progress in preparing for the CECL change to our allowance. We will run the new CECL model in parallel throughout 2019 and would expect our allowance levels to rise in line with other banks of our similar risk profile.

The allowance level of 1.04 still places us above the median of our peer group and our coverage ratio is in the top quartile of that peer group. We now have NPL coverage with our allowance of 204%, down just slightly from the prior year.

I will now turn the call back over to Mark.

Mark Klein

Thank you, Tony. We expect and certainly have prepared for a more challenging 2019 than community banking has experienced the last few years. With addition of our Indianapolis region, we continue to diversify our geographic presence and our expanded suite of products, such as career, treasury management and leasing to name a few that will allow us to push back against market headwinds. The addition of our Title Agency adds revenue diversity and allows us to impact our clients with another positive experience.

Finishing 2018 at the 83rd percentile of our peer group is now the fourth consecutive year of placing above the 80th percentile amongst our peer group. We’re certainly not afraid of measuring ourselves against competition, and in fact we welcome the challenge and look forward to repeating our top quartile performance in 2019.

With that, I’ll now turn it back over to Melissa for closing comments.

Melissa Martin

Thank you, Mark. Operator, we’re now ready for our first question.

QUESTION AND ANSWER

Operator

We will now begin the question answer session. To ask a question you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pickup your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press “*” and then “2.” At this time, we will pause momentarily while we assemble our roster.

Our first question comes from Brian Martin with FIG Partners. Please go ahead.

Brian Martin

Hey. Good afternoon, guys.

Mark Klein

Hey, Brian, how you are doing?

Tony Cosentino

Hi, Brian.

Brian Martin

Just a couple of things from me maybe you can cover. You guys still sound pretty optimistic on loan growth. We’ve heard from a couple of other banks and other folks that there is some caution out there with the economic conditions, maybe slowing a bit, I know you guys have the horsepower with the lenders you have. But just any change in your outlook as you’ve seen some changes in the economy as you talk to your customers? It sounds as though you feel very confident on delivering the upper single digit, low double-digit loan growth that you’ve talked about, is that fair or just any changes on that front you could comment on, where you are seeing strength today?

Mark Klein

Yes, Brian, this is Mark. I’ll make a couple of comments and then I would like to ask Jon Gathman to drill into our regional kind of results. But at a high level, as we’ve said many times, we’re built for growth, and we are built for that high single, low double-digit kind of a growth. Obviously, rates are competitive, cost of funds are increasing. But we still feel we can get a good enough margin to justify the expansion, albeit with a little higher marginal cost of funding. But generally, regions are all very, very strong and I know, Jon, pipelines appear to be very strong across all fronts.

Jon Gathman

They do, to echo Mark’s comments, particularly encouraged to in the second quarter, very strong pipeline across multiple regions, frankly. Very encouraged by our C&I growth, both in the first quarter and what’s in the pipeline here for the second quarter in addition to the commercial real estate growth that we have in pipeline, very optimistic about a solid second quarter and beyond. Certainly, there will be some pressure from the economic environment in the future. But as Mark said, we’re built for growth and we have a lot of horsepower in that arena.

Brian Martin

Okay. Were there any payoffs this quarter to note or were they lower, higher or just about normal?

Jon Gathman

No, nothing of particular note this quarter, I think we talked in our last quarter, in the fourth quarter we saw a couple, one in particular commercial real estate payoff as somebody sold some property, but nothing in particular this quarter, no.

Brian Martin

Okay, alright. And maybe just one for Tony, just on the margin, Tony, just if you reconciled the decline from 4Q to 1Q, kind of the biggest driver, and then just as you look at the flattening yield curve and as you guys have talked about with the Fed on pause now, it sounds as though you are expecting a moderation in funding cost just kind of as you talk about how the margin plays out. I think you said you are hoping to maintain it kind of worth at, I mean, would you expect it to be pretty steady over the balance year or is it just kind of ebb and flow with mortgage? So just the reconciling of it and then just the outlook in the coming quarters would be helpful.

Tony Cosentino

Sure, Brian. This is Tony. We were in mid 3.90s for the fourth quarter of 2018, obviously, we had $28 million to $30 million more in mortgage origination growth in that quarter versus this quarter. So that probably was a 10-basis point change,10 to 12 kind of from that perspective. So to me that really was the bulk to get us down to the 3.81% level that we had this quarter as our loan growth really offset deposit cost increases. But as I indicated, we are seeing it slowing, and we were a bit more aggressive on deposit costs in mid 2018, as we went on some product changes on money market with our private client. And we probably were a little ahead of the curve in terms of taking on some maybe a little bit higher price deposit funding. And we have not moved many of those rates here in the last, call it, 200 days. So I would think our deposit pricing will move with loan growth but not necessarily as much on rates.

Brian Martin

Okay. And as far as you said, the mortgage was less this quarter which impacted the margin. As you kind of talk about maintaining the margin kind of around the range now, is that just more of an annual comment? So I mean the second and third quarters, you could see a trend higher with the increase in mortgage and then maybe tail off a bit in the fourth quarter. Is that kind of how to think about big picture?

Tony Cosentino

Yes, and I think as you and I’ve talked about, mortgage volume for us is...we’re still expecting kind of that level on par with where we were and hopefully some addition with our Indianapolis location. And we traditionally do 60% to 65% of that in Q2 and Q3 obviously as the market heats up. And you know, candidly, I would say Q1 was softer than we expected, but out of the gate here Q2 looks to be a little stronger than we expect. So it is going to be kind of an ebb and flow year, I think, in the mortgage origination market. I don’t know, Mark, if you have any comment on that?

Mark Klein

No, I think, generally, as you said, Tony, yes we’re seeing a significant expansion in the pipeline as we speak. On the residential side, rates blipped a little bit, but we’ve got a fair pipeline of approved applications on site and now we’re ready to go and we’re optimistic that as Tony said, that we’re going to be very near, especially with the new market and $30 million to $40 million in this new market, that we should be at or above our 2018 production levels.

Brian Martin

Okay. Yes, that’s what I was going to ask you, Mark, if you look at the origination level in 2018 versus 2019, even with the slower start to the year, I guess, your expectation will be still see some level of growth on that origination volume of 2018 level?

Mark Klein

Well, certainly, Brian, as we’ve talked a number of times, our variable is not the number, our vision is still $500 million annually. We got over the $400 million mark a couple of years ago, and $342 million this past year, but the variables and number of producers that we’re bringing on somebody in one of our key growth markets, $25 million producer as we speak, we’ve got another one coming on in Indianapolis market. We’re paying up a bit. But generally, we love the business line. We love the growth in households, and we’re going to be disappointed if we don’t do our 2018 levels in 2019. So again, the variable is not the number. The variable is number of producers because it’s all variable base pay. And we like it, and we try to lever it into a lot more services, too.

Brian Martin

Okay. And then just the gain on sale margins, those look like they’ve been holding in there pretty well, at least the last couple of quarters, does that still seem like a comfortable range of where things shake out, I guess, that’s what appears to be after being a bit lower in the third quarter last year, but that still seems fair at this point?

Tony Cosentino

Yes, I think that we have seen very good pricing because of, I’ll call it the stable nature of mortgage pricing as we sit here today. But yes, that gain and that kind of upper 2s is a range that we feel very comfortable with.

Brian Martin

Okay. Alright and then just remind me the number of people you guys have, I guess, your expectations as far as how many people have you brought on line in the last quarter or so on the mortgage side and just expectations of what you hire this year in 2019?

Mark Klein

Well, Brian, if you’re looking at the back end of the processing, we continue to shore up the containment of risk, albeit on CRA and fair lending and redlining and all those regulatory areas that we made up a couple of changes. But net increase of one on the production side, as I think, we said maybe last quarter, Brian, I think, we added one, maybe two. We lost one in Columbus and added two. We’re looking to again bring one on in one of our growth markets. It’s going to be a $25 million producer generally speaking. We hopefully have one brought on here in Indianapolis this month and a couple more coming on shortly. So we’re going to be very close to that 30 producers’ kind of a thing. And when you average $12 million to $15 million, you’re talking something at or greater than what we did in ’18. So that’s a key business line for us. We’d love to pay additional funds to our MLOs for cross-selling more services. So we know it ebbs and tides, but we’re pretty good at it and now that we got the mortgage ecosystem buttoned up on the back end with encompass and a more robust platform, we are pretty excited about the opportunity. We intend to remain a player in that space.

Brian Martin

Yes. Okay. So that’s helpful. I appreciate it. And just on the SBA side, and I know there’s some concern about the government shutdown impacting things. And I guess, it looked like the production was, like you said, this quarter’s level was up over the back half and even in the second quarter of last year. So I guess, are you feeling good about the SBA business and the people you’ve brought on continuing to ramp up that number for the year, just that sales for the year?

Mark Klein

Just a couple of comments, Brian, about the SBA piece. We’re continuing to see a bit of stress in our marketplace because a number of banks have begun to reduce their standards and make a traditional SBA into a bankable, non-guaranteed SBA. So we’re fighting that battle a little bit, but it’s requiring us to think a little differently about who we’re calling on and what we’re doing. And we seem to have made the adjustment. And in some of our near markets, we’re realizing some successes in the new markets. And Jon, comments on our producers?

Jon Gathman

No, I think Mark’s right, particularly in our Fort Wayne market, we hired a new BDO in that market middle part of last year and he’s off to a great start here with a nice pipeline here in the second quarter. Likewise, we went all in to use the term on our BDO model and restructured how we get deals to them, how they’re referred and how we process them. So as Mark said, we’re beginning to see the fruits of that. And our pipeline here in the second quarter is very nice on the SBA front.

Brian Martin

Okay. So I mean based on your model, I guess, even with the headwinds, you wouldn’t consider this quarter to be low or high just kind of a more of a normal type of quarter. I mean I know it’s going to be sporadic, I guess, a little bit of ebb and flow a little bit quarter-to-quarter, but nothing really that unusual in this quarter’s numbers as far as the production there?

Mark Klein

Brian, I would say this. I think in the past two years, maybe as we discussed in prior calls, some of our volume came on the heels of some larger deals. It created some variability quarter-to-quarter. This quarter, that volume seems to be more. And there are some moderate to larger-sized deals in there, but it’s a little bit broader. So I expect a smoothing out here in 2018. So the short answer to your question is, yes, volume will be similar, but I think it will be in a little broader based across different markets.

Brian Martin

I got you. Okay. That’s helpful. And maybe just one big picture question. Given that some of the comments, when you look at the S&P, the impairment this quarter, when you guys with the title company getting added a little bit momentum here in the SBA. I mean the fee income relative to total revenue, can you kind of target or give an idea of what you’re targeting this year for where that shakes out? Is it still what it was, 31% or 32% this quarter when you adjust for that impairment?

Mark Klein

Yes, I think, it might have been in the low 30s, but, Brian, as you know that’s been one of our competitive advantages. We love that fee and income world. And we knew we had to develop something for a potential pullback in the residential arena and that was generally the genesis of SBA so that they balance each other nicely in the two divisions. But generally speaking, that 38% on average the last 5 years and in the low 30s today, it’s what our expectations are, which is why we strategically went out and got the title company to bring us in another $1 million or $2 million. We think we have great potential on the title insurance fees because we send a lot of that out to other centers of influence as we speak, and we know we have great relationships there. But there’s an opportunity to continue to drive that fee income at a higher level and actually support that which we’ve done to date. But clearly, we know mortgage drives it. Wealth Management’s always in there pitching and of course on the SBA we don’t intend to pull back on that anytime soon. So Tony, I like the lower 30s number. But comments?

Tony Cosentino

Yes, I think, our expectation is kind of, I’ll call it, mid 30s for that percentage as we look out 2019 if things sit where they are. Mortgage certainly has an oversized impact on that. That’s a relative assumption of similar volume to slightly higher than what we did in 2018.

Brian Martin

Okay. And that the title company, I mean, when would you expect that we see kind of, I guess, obviously, it ramps up but just kind of a normalized type of quarter on what that contribution can be? I mean, is it, I guess, can you give any thought on that?

Tony Cosentino

Sure. We’re fully up and running. And I would suspect our second and third quarter would be at, I would call it, full implementation of what we would expect during a kind of the higher volume type levels. What’s a little unique and what we’re very excited about, it’s been mainly a residential title agency, and we expect to expand our commercial offerings with our own personal visits and other things, which, we think, will smooth out the kind of seasonality of revenue.

Mark Klein

And Tony, certainly, we do a fair amount of commercial. And as we all know, commercial title policies are quite valuable and retaining 85% of those premiums in our title company. We’re excited about integrating a pretty strong leader of that business line into our operation and that we think there’s a lot of synergies there. And so that’s what drives us to keep diversifying that revenue stream.

Brian Martin

I got you. Okay. And how about just the last couple, just on the expenses, anything other than the ebbs and flow of the incentives with regard to kind of the commission income? I guess, the first quarter, was there any unusual items in there that would skew that number from being kind of a clean type of run rate to think about as you go over the balance of the year?

Tony Cosentino

No, you were spot on there. Most of that, the expense dead flat to the prior year is really based upon volume levels, SBA and mortgage. We have a couple of open spots, but those are going to be offset by vacancies. So I don’t anticipate any headcount changes or anything unique in Q1.

Mark Klein

Brian, just want to comment. We’re always striving for positive operating leverage, and we were great a couple of years ago and then we’ve made a fair amount of bets in new markets, which we had indicated to our board. In 2019, we’re going to balance a little bit of optimism with a little bit of pessimism and make sure that what we do is good for the earnings per share and make sure that what we do is going to be a contributor out of the gate versus two years from now.

So we’re cognizant of operating leverage, and we’re going to make sure that when we do spend something that we’re going to get some return on it, and we think the title company is a great example of that.

Brian Martin

Okay. So you mean to say bottom line, your expectation as you said in the prepared remarks that if you manage the income statement or the expenses your expectation would be to see the efficiency ratio at least trend lower in ’19 than versus ’18?

Mark Klein

Well, again, a lot of that rides on mortgage banking as we well know and a lot of the bets that we made on the commercial banking side have been at the behest of residential. And so residential has made a lot of things possible for us. And so that’s kind of that quick fix of non-interest income that’s allowed us to expand our commercial base into new markets and enable them to develop as we do mortgage lending. And so now one’s kind of falling off a little bit on the residential side as our net interest income improves on the organic growth side. So we think we have a good model. We think we’ve got the business line to balance and keep us in that top quartile of producers of some pretty good competition albeit larger up into that $1 billion and $1.5 billion kind of peer group because we’ve lost some to consolidation. So 75th percentile was about 97 basis points a year or so ago, and then this last year, it rose to 121. So the bar has been raised, and we’re willing to step up and improve ours as well.

Brian Martin

Yes. Okay. And maybe just the last thing, you guys talked a little bit about it in the prepared remarks, on the capital utilization and given where when we stand today, I guess, the best use of that capital, in addition to organic growth, from a buyback perspective versus looking at M&A, can you just talk about where the priorities are today?

Mark Klein

Well, again, we felt that we had certainly some opportunity to do a mild buyback there. And we know when we raised the $30 million in capital, it wasn’t just to raise it for liquidity and loan. We know we need to lever that. But as we’ve discussed a number of times before, we remain very disciplined in who we’re reaching out to and how culturally somebody might fit on an M&A platform. So we’ve certainly got some key targets. Those deposit-rich franchises certainly have interest to us. And we think we kind of leverage our model into deposit-rich operations potentially within market and maybe on the fringes of our market and make, as what we said before, one and one equal three. So we’re cognizant of that everywhere we go, but we will not deviate from our pricing discipline and a payback period albeit with not a strong currency, if you will. 120% of tangible book and 12 times trailing 12 months is not particularly a market leader.

Brian Martin

Right. I mean would you characterize the discussions today as being, at least on the M&A side, as kind of stable versus what they have been? Has there been any acceleration with discussions would you say?

Mark Klein

Well, we continue to have intimate conversations with franchises that we think fit geographically, financially, culturally and from a product set. Things we want to stay with what we know and we do what we know. And we think we have a good model. We know what drives shareholder value, which is earnings per share and we know how to get that, which is organic growth.

And we pay for it every month with our people. Our people are our brand, that’s how we delivered our organic growth. And we think that’s going to lead to others that may want to onboard with us because we think we may have a model that works for more than just our 20 offices.

Brian Martin

Okay. Yes, I guess, I was just curious, from the sellers perspective, if there were more people shaking loose with some of what’s going on in the market, whether it be this commentary that the economy is slowing, obviously the smaller banks may need some scale. So certainly I know you guys are interested. Just wondering how the sellers or the potential sellers out there if they’re changing at all, that’s causing any more vulnerability, if you will, for you guys?

Mark Klein

Well, I think, Brian, there’s potential out there. But again, the bar continues to be set every quarter in terms of seller expectations, and I think we’re still back to the fact that franchises are sold, maybe not bought. So it’s one of those pieces that we continue to have great conversations. I think quarterly good performance and leveraging our existing model and business lines is the best thing we can do today to build capital and earn our right to be an acquirer or/and do something that is accretive to our stockholders not only on book but earnings per share as we move ahead and identify potential target opportunities, but again we’re not going to overpay. We remain disciplined in what we’re doing.

Brian Martin

Yes. Now, I got you. Okay. I think that’s it, guys. I mean maybe just big picture, I think, you talked about, Mark, that the bar getting raised as far as profitability standpoint and just kind of your outlook on where you’re targeting profitability or just kind of the range you guys expect on kind of a ROA type of number. I mean, that 1.25% to 1.30% type of level is still kind of within expectations as far as where you guys would plan to be if things go according to plan?

Mark Klein

Yes, I think we’re probably at a high single-digit kind of improvement in ’19 and that’s our story and we’re sticking with it, Brian. We don’t regress based on the economy. We think the economy is strong. We think we got the business lines to work interdependently. We just don’t rely on one business line. What we’re trying to do is build a franchise for the long term, and that requires different business lines and they work well together, and we like them. From Wealth Management to SBA, to residential, to commercial, we like those, and now we got title insurance. So we’re always looking for ways to change it up and diversify the stream.

Brian Martin

Yes. Okay. Well, perfect. Well, I appreciate the color, guys. Thanks for the insight. I guess, I didn’t ask, Tony you mentioned it, the recovery of that, the MSR, I guess, that’s just going to be a function, I mean, I guess if we’re going to kind of model something back and just think about that is, do we look at a certain rate to kind of understand how much of that may come back, how should we think about that coming back over time?

Tony Cosentino

Yes, I think the main driver of that obviously is prepayment speeds, which, I think, have already kind of slowed down. There’s some indication they were going to accelerate there in Q1 and that’s what caused, I think, if you look at anybody that’s got a big mortgage book, they had some impact there in Q1.

I think it will come back for the most part throughout the mid-part of the year here in 2019. I don’t know how much specific, we spent a lot of time looking at those, and it’s all about prepayment speeds, which have already slowed down if you look at the marketplace.

Brian Martin

Okay. so maybe the next couple quarters,. Okay. Yes, I appreciate. Thanks, guys.

Mark Klein

Thanks, Brian.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Mr. Mark Klein for any closing remarks.

CONCLUSION

Mark Klein

Thanks again, everyone, for joining. We had a fairly good quarter for us. We know we have some headwinds, but we’re certainly willing to face those and we think we have the strategies to continue to be a high performer. We look forward to speaking with you in July and giving you our second quarter results. Thanks again for joining, everyone. Take care.

Operator

The conference has now concluded. Thank you for attending today’s presentation. And you may now disconnect.